APPENDIX F

CODE OF ETHICS

Adopted April 2011

Revised as of October 2016

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and supervised persons of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities and commodities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer, who is charged with the administration of the Code.

II.	DEFINITIONS
1.	Access Person means any partner, officer, or supervised person of the Adviser, or other person who provides commodity trading advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making recommendations to clients (or who has access to such recommendations that are nonpublic).
2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.
3.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.
4.	Covered Person means any director/manager, officer, supervised person or Access Person of the Adviser.
5.	Personal Account means any account in which a Covered Person has any beneficial ownership.

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III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. The Code applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;
•	Any immediate family members who live in the Covered Person’s household;
•	Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and
•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES
1.	General. It is the responsibility of each Covered Person to ensure that a particular transaction being considered for his or her Personal Account is not subject to a restriction contained in the Code or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.
2.	Insider Trading. No Covered Person may trade, either personally or on behalf of others, while in possession of material, nonpublic information, pursuant to the Adviser’s “Policies and Procedures to Prevent Insider Trading”. NOTE: This prohibition extends to communicating material nonpublic information to others in violation of the law.

3.	Prohibitions on Trading in Commodities. (a) A Covered Person may not execute any transaction in commodity interests of any kind. (b) Furthermore, a Covered Person may not invest in any listed exchange-traded fund or closed-end fund, or open-end mutual fund, for which the Adviser serves as CTA and/or CPO. The limitation set forth in this subsection (b) shall not be applicable in the case of an investment made in the account of a Covered Person by a third-party investment adviser, provided that such Covered Person did not influence the purchase thereof and will not influence the timing or fact of any sale thereof.
4.	Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering (“IPO”) without prior written approval of the Compliance Officer. The Pre-Clearance Form is attached as Attachment A.
5.	Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Pre-Clearance Form is attached as Attachment A.
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6.	Short Term or Excessive Trading.

(a)          The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may engage in more than 60 personal securities transactions during any 30 day period.

(b)          Covered Persons are prohibited from engaging in short-term trading in mutual funds and ETFs advised by the Adviser or its affiliates or sub-advised by the firm.

7.	Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the initial holdings report in accordance with Section V(1)(a) of the Code, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role. A Form of Report on Outside Business Activities is attached as Attachment B.
8.	Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.
V.	REPORTING
1.	Holdings Reports.

(a)          Initial. A Covered Person must submit an initial holdings report within 10 days of his or her employment commencement date to the Compliance Officer. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such employment commencement date.

(b)          Quarterly. A Covered Person must submit quarterly transaction reports. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

(c)          Annual. A Covered Person must submit to the Compliance Officer an annual holdings report at least once each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

(d)          Content of Initial and Annual Holdings Reports.

These reports must contain, at a minimum:

(i)          the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Personal Account;

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(ii)            the name of any broker, dealer or bank with which the Covered Person maintains or maintained, as of the date the person became a Covered Person, an account in which any securities are held for the Covered Person’s benefit; and

(iii)          the date that the Covered Person submits the report.

(e)           Content of Quarterly Transaction Report.

(i)            Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security during the quarter in which the Covered Person had, or as a result of the transaction acquired, any beneficial ownership:

a.           the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

b.           the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);

c.           the price of the security at which the transaction was effected;

d.           the name of the broker, dealer or bank with or through which the transaction was effected; and

e.           the date the Covered Person submits the report.

(ii)           An access person need not make a quarterly transaction report under this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the access person in the time period required by the Fund with respect to the access person in the time period required by Section (V)(1)(b), if all of the information required by Section (V)(1)(e) is contained in the broker trade confirmations or account statements, or in the records of the Fund;

(iii)          An Access Person electing to comply with the transaction reporting requirements of the Code by directing his or her intermediaries to provide the Adviser with copies of transaction and account statements must direct each broker and bank where such Access Person maintains an account that he or she has direct or indirect influence or control to transmit to the Compliance Officer each and every trade confirmation and account statement no later than 30 days after the end of each calendar quarter. The Access Person is required to execute the certification contained in Attachment C affirming that all transactions in his or her Personal Account in which the Access Person had any beneficial ownership during the period are reflected by such trade confirmations and account statements.

2.	Duplicate Copies of Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any securities or futures are held to supply the Compliance Officer with the Covered Person’s monthly and quarterly brokerage statements.
3.	Automatic Investment Plan. An access person need not make a report under this section with respect to transactions effected pursuant to an automatic investment plan.
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4.	New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities or futures are held with a broker or custodian or moves such an existing account to a different broker or custodian.
5.	Reporting Violations. Covered Persons must report immediately any suspected violations to the Compliance Officer.
6.	Transactions Subject to Review. The Personal Securities transactions reported on the quarterly transaction reports will be reviewed and compared against client Personal Securities transactions.
7.	Beneficial Ownership.

(i)            A Covered Person need not make a report under this section with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

(ii)           No report will be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

VI.	POLITICAL CONTRIBUTIONS
1.	Limitations on Political Contributions. As a CTA/CPO, the Adviser is currently not subject to any rules (including Rule 206(4)-5 of the Investment Advisers Act) regarding political contributions. However, the Adviser has decided to voluntarily place certain limitations on political contributions by its Covered Persons, as follows.
2.	Preclearance of Political Contributions. Each Covered Person of the Adviser must obtain the prior written approval of the Chief Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”).
3.	Certain De Minimis Contributions. As a matter of policy, the Compliance Officer expects to approve a contribution by a Covered Person of up to $350 per election in the case of a contribution to an official for whom such Covered Person is entitled to vote and up to $150 in the case of a contribution to an official for whom such Covered Person is not entitled to vote, provided that the Chief Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser.
4.	Preclearance of Coordination and Solicitation of Contributions and Payments. The Adviser and each Covered Person must obtain the prior written approval of the Chief Compliance Officer prior to coordinating or soliciting any person or political action committee to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, the Adviser and each Covered Person must obtain the prior written approval of the Chief Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.
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5.	Preclearance of Contributions to Political Action Committees and State and Local Political Parties. The Adviser and each Covered Person must obtain the prior written approval of the Chief Compliance Officer prior to making any contribution to a political action committee or a state or local political party. The Chief Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity.
VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years, the first two (2) years in appropriate office of the Adviser, copies of the Code, all periodic statements and reports of Covered Persons, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of the Code.

The Compliance Officer will maintain a list of all Covered Persons of the Adviser currently and for the last five (5) years.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS
1.	Acknowledgment. The Compliance Officer will annually distribute a copy of the Code to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code. All Covered Persons are required annually to sign and acknowledge that he or she has read and understands the Code and recognizes that he or she is subject to the Code by signing a form of acknowledgment as may be approved by the Compliance Officer. A Form of Acknowledgement is attached as Attachment D.
2.	Annual Certifications. Each Covered Person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.
3.	Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a periodic basis. Any Covered Person transactions that are believed to be a violation of the Code will be reported promptly to the management of the Adviser. The Managing Member of the Adviser will review the Compliance Officer’s transactions and preclearance requests.
4.	Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of the Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, a letter of censure, suspension or termination of employment and/or criminal or civil penalties.
IX.	WRITTEN REPORT TO BOARD OF DIRECTORS

No less frequently than annually, the Adviser will furnish to the board of directors a written report that:

(1)           Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures imposed in response to the material violations; and

(2)           Certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating the Code.

X.	CONFIDENTIALITY

All reports of personal securities and futures transactions and any other information filed pursuant to the Code will be treated as confidential to the extent permitted by law.

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APPENDIX F

ATTACHMENT A

PRE-CLEARANCE FORM
(For IPOs and Private Placements only)

Investment Information

Issuer:

Equity Investments:        Cmn       Pfd
Number of Shares:

Debt Investments:
Interest rate:
Maturity date:

Transaction Information

Investment Type (please circle): IPO                                    Private Placement (or investment

      opportunity of limited availability
Transaction Type (please circle):                 Purchase                       Sale
Estimated Trade Date:
Estimated Price:
Broker/Dealer:

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that pre-clearance will only be in effect for 24 hours from the time of the Chief Compliance Officer’s signature.

Employee Name (please print)

Employee Signature		Date

Disposition of Preclearance Request

☐ Approved
☐ Denied

	Chief Compliance Officer		Date

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APPENDIX F

ATTACHMENT B

SUMMERHAVEN INVESTMENT MANAGEMENT, LLC

REPORT ON OUTSIDE BUSINESS ACTIVITIES

To:	Compliance Officer
From:	Covered Person
Subject:	Outside Business Activities

Adviser personnel are not permitted to serve on the board of directors of any company, including a publicly traded company (but excluding charitable organizations), without prior written authorization from the Compliance Officer.

Pursuant to the Code, you are required to submit to the Compliance Officer a description of any business activities outside of the Adviser in which you have a significant role, including all board of directors’ seats or offices that you hold. Please describe your outside business activities in the space provided below.

Additionally, please include information as to whether any family members serve on the boards of directors of any company, including a publicly traded company, are otherwise employed by such publicly-traded company or are employed by a brokerage firm or investment bank. Relevant information includes such family member’s name, their relation to you, the company for which such family member works and their title within the organization.

If you do not have an outside business activity and if no family members are employed by a publicly traded company, please check the following box: ☐

Date:
(Signature)

(Print Name)
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APPENDIX F
ATTACHMENT C

PERSONAL ACCOUNTS CERTIFICATION FORM

With respect to each account listed below, I,_______________________________ , hereby certify that during the reporting period from_________ to_______ , I have not exercised any direct or indirect influence or control over the account[ and have requested that the manager or trustee of the account provide a certification to this effect].

Name of Account:

Date:
(Signature)

(Print Name)
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APPENDIX F
ATTACHMENT D

CODE OF ETHICS ACKNOWLEDGMENT

I hereby acknowledge receipt of SummerHaven Investment Management Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have [instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer] [reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership].

Date:
(Signature)

(Print Name)
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APPENDIX F1

GIFTS AND BUSINESS ENTERTAINMENT POLICY

I.	Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment:

Gifts

•	General - No Covered Person may give or offer any gift of more than de minimis value, which for the purpose of the Code is $150, to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.
•	Solicited Gifts - No Covered Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Adviser does business.
•	Cash Gifts - No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

Business Entertainment

•	General - Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.
•	Extravagant Entertainment - No Covered Person may provide or accept frequent, extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser.

Reporting/Recordkeeping

•	Gifts - Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.
•	Business Entertainment - Each Covered Person must report any event likely to be viewed as so frequent or of such extravagant or excessive high value as to raise a question of impropriety. Any such event must be approved by the Compliance Officer.
•	Quarterly Transaction Reports - Each Covered Person must include any previously unreported or prospective gift or business entertainment event in excess of the de minimis value on its Quarterly Transaction Statement, which is attached to this Exhibit H1 as Attachment A.
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APPENDIX F1
ATTACHMENT A

QUARTERLY TRANSACTION REPORT

You must report any previously unreported or prospective gift or business entertainment event in excess of the de minimis value.

Kindly complete the form below for the quarter just ended and return it to the Compliance Officer. The form must be signed and returned even if you have no unreported or prospective gift or business entertainment event in excess of the de minimis value during the quarter.

Period of Report: From_______________ to ______________

Date	Description of Gift or Business Entertainment Event	Value

I CERTIFY THAT I HAVE REPORTED ON THIS FORM ALL GIFTS THAT I HAVE RECEIVED AND BUSINESS ENTERTAINMENT EVENTS THAT I HAVE ATTENDED OR EXPECT TO ATTEND DURING THE PERIOD COVERED BY THIS REPORT.

Name of reporting person

Date:

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APPENDIX F2

ETHICS TRAINING POLICY

SummerHaven is committed to operate with high ethical standards and is dedicated to meeting the requirements of the Statement of Acceptable Practices as issued by the CFTC. SummerHaven will treat all current and potential customers in a just and equitable manner and SummerHaven believes that professional ethics training programs are essential to SummerHaven’s fitness. SummerHaven believes that in order to be successful and provide our customers with the best possible service, our employees must receive the proper training to stay abreast of new regulations and current events.

In order to provide our listed Principals and Associated Persons with the proper training, SummerHaven has retained the services of Exchange Analytics Inc. Exchange Analytics is a qualified ethic training provider. Exchange Analytics has completed their proficiency testing and has over 30 years of relevant industry experience.

In order to establish a corporate culture of high ethical standards, new SummerHaven associated persons will be required to complete initial training within six months of registration with the NFA, and periodic training at least every two years.

Training will be accomplished by utilizing Exchange Analytics’ online courses. Exchange Analytics has represented that the training it provides completely fulfills the Statement of Acceptable Practices, and is current and relevant to our registered individuals. Course outlines for both the initial and periodic courses are available upon request from SummerHaven’s Chief Compliance Officer. Exchange Analytics will furnish evidence of successful completion of its training programs separately to both the registrant and firm. In accordance with NFA and CFTC requirements, SummerHaven will maintain records on file for 5 years (including written materials distributed during training), and Exchange Analytics will separately retain all such records in electronic form.

Every year this training policy will be reviewed and this plan will be modified as needed to do everything we can to ensure high ethical standards at SummerHaven, as well as fully comply with all requirements of the Commodity Exchange Act.

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